Exhibit 99.1

For more information, contact:

John M. Matovina, Chief Executive Officer
(515) 457-1813, jmatovina@american-equity.com

Ted M. Johnson, Chief Financial Officer
(515) 457-1980, tjohnson@american-equity.com

FOR IMMEDIATE RELEASE	Debra J. Richardson, Chief Administrative Officer
July 29, 2015	(515) 273-3551, drichardson@american-equity.com

Julie L. LaFollette, Director of Investor Relations
(515) 273-3602, jlafollette@american-equity.com
American Equity Reports Second Quarter 2015 Results
WEST DES MOINES, Iowa (July 29, 2015) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities, today reported second quarter 2015 net income of $82.8 million, or $1.05 per diluted common share, compared to a second quarter 2014 net income of $36.7 million, or $0.46 per diluted common share.
Non-GAAP operating income1 for the second quarter of 2015 increased 32% to $50.9 million, or $0.64 per diluted common share, compared to second quarter 2014 non-GAAP operating income1 of $38.5 million, or $0.48 per diluted common share.
Highlights for the second quarter of 2015 include:

▪	Annuity sales (before coinsurance) were up 73% to $1.80 billion compared to second quarter 2014 annuity sales of $1.04 billion.

▪	Investment spread was 2.84% compared to 2.77% for the first quarter of 2015 and 2.70% for the second quarter of 2014.

▪	Estimated risk-based capital (RBC) ratio of 349% at June 30, 2015 compared to 372% at December 31, 2014 remained above A. M. Best’s rating threshold.

▪	Book value per share (excluding accumulated other comprehensive income) was $19.72 at June 30, 2015 compared to $18.52 at December 31, 2014.

1
In addition to net income, the Company has consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate its financial performance. See accompanying tables for reconciliations of net income to operating income and descriptions of reconciling items. See Company’s Quarterly Report on Form 10-Q for a more complete discussion of the reconciling items and their impact on net income for the periods presented. Because these items fluctuate from period to period in a manner unrelated to core operations, the Company believes measures excluding their impact are useful in analyzing operating trends. The Company believes the combined presentation and evaluation of operating income together with net income, provides information that may enhance an investor’s understanding of its underlying results and profitability.

PRODUCTION UP 73% ON MARKET SHARE GAINS
Second quarter sales of $1.8 billion were up 73% from the prior year second quarter and 37% from first quarter 2015. Commenting on sales results, John Matovina, Chief Executive Officer and President, said: "In early March, the competitive landscape in the fixed index annuity marketplace improved significantly for us with the withdrawal of a competitor's guaranteed income product. Because that product offered one of the highest levels of guaranteed income among fixed index annuities, it had substantial market share ranking it in the top three best-sellers in each of the last three years. The withdrawal of this product enabled us to capture market share from many of the annuity producers looking for competitive guaranteed income solutions that formerly sold the competitor's product. In addition, another substantial competitor scaled back their sales appetite giving us another opportunity to increase our sales. We are encouraged that our attractive product offerings that meet retiree needs for safety, liquidity and guaranteed income are driving robust sales increases broadly across our network of distribution partners."
The Company noted that while growth in sales was substantial, the ramp was steady and manageable. Monthly sales increased in each month of 2015 and June 2015 was the best month in the Company's history. The pending business count also increased steadily month by month with an average daily pending count of almost 5,500 cases in June 2015 compared to 4,150 cases in March 2015.
Turning to the outlook for sales, Matovina added: "We are optimistic we will have a record year for sales but the first half surge may settle down somewhat. Several competitors recently increased their rates to make their product offerings more competitive and we are making adjustments to the payout factors in our lifetime income benefit rider beginning tomorrow. Some factors will be lowered while others will be raised. Our guaranteed lifetime income rider will still be competitive and we expect producers to continue to favor us in sales situations where guaranteed lifetime income is important to the consumer's fixed index annuity purchase. In addition, our rider remains attractive because our lifetime income is fully guaranteed while some competitors share the financial risk with the policyholder by guaranteeing only a portion of the income."
SPREAD WIDENS ON HIGHER BOND FEE AND PREPAYMENT INCOME
American Equity’s investment spread widened to 2.84% for the second quarter of 2015 compared to 2.77% for the first quarter of 2015 as a result of an increase in average yield on invested assets and a decrease in the cost of money.
Average yield on invested assets increased by 4 basis points to 4.78% for the second quarter of 2015 from 4.74% for the first quarter of 2015. The increase was attributable to fee income from bond transactions and prepayment income which together added 0.07% to the second quarter 2015 average yield on invested assets compared to 0.01% from such items in the first quarter of 2015.
Adjusting for the effect of non-trendable items, the average yield on invested assets for the quarter fell by 2 basis points from the prior quarter as new premiums and portfolio cash flows were invested at rates below the portfolio rate. The average yield on fixed income securities purchased and commercial mortgage loans funded in the second quarter of 2015 was 3.73% compared to 3.84% in the first quarter of 2015 and average yields ranging from 4.14% - 4.39% in the prior year quarters.

The aggregate cost of money for annuity liabilities declined by 3 basis points to 1.94% in the second quarter of 2015 compared to 1.97% in the first quarter of 2015. This decrease reflected continued reductions in crediting rates. The benefit from over hedging the obligations for index linked interest was 0.07% in both the second and first quarters of 2015.
Commenting on investment spread, John Matovina, said: “We continued to effectively manage a challenging interest rate environment, holding our spread essentially flat after adjusting for non-trendable items. Yields obtained on new investments were 12 basis points lower than the first quarter while our cost of money benefited from reductions in both new money and renewal rates. We expect market conditions to continue to pressure our spread, but still have room to lower rates further and could decrease our cost of money by approximately 0.57% with further reductions in renewal rates to guaranteed minimums should the investment yields currently available to us persist. Most importantly, we intend to maintain our risk discipline in managing our investment portfolio and not chase higher yields in assets and asset classes that do not fit our risk profile.”
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss second quarter 2015 earnings on Thursday, July 30, 2015, at 10:00 a.m. CDT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 855-865-0606, passcode 81266360 (international callers, please dial 704-859-4382). An audio replay will be available shortly after the call on AEL’s website. An audio replay will also be available via telephone through August 6, 2015 at 855-859-2056, passcode 81266360 (international callers will need to dial 407-537-3406).

ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, issues fixed annuity and life insurance products, with a primary emphasis on the sale of fixed index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.

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American Equity Investment Life Holding Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Dollars in thousands, except per share data)
Revenues:
Premiums and other considerations	$10,037	$9,123	$17,034	$16,454
Annuity product charges	32,409	29,247	61,091	54,519
Net investment income	418,176	370,882	817,845	740,887
Change in fair value of derivatives	(23,024)	270,883	(54,124)	319,376
Net realized gains (losses) on investments, excluding other than temporary impairment ("OTTI") losses	4,324	(2,230)	9,203	(2,944)
OTTI losses on investments:
Total OTTI losses	—	—	(132)	—
Portion of OTTI losses recognized from other comprehensive income	(828)	(594)	(828)	(1,499)
Net OTTI losses recognized in operations	(828)	(594)	(960)	(1,499)
Loss on extinguishment of debt	—	(6,574)	—	(10,551)
Total revenues	441,094	670,737	850,089	1,116,242

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	12,450	10,987	21,670	21,082
Interest sensitive and index product benefits	306,141	367,774	588,966	684,966
Amortization of deferred sales inducements	75,518	55,349	86,471	56,015
Change in fair value of embedded derivatives	(219,601)	80,935	(168,388)	173,554
Interest expense on notes payable	7,354	9,121	14,693	19,385
Interest expense on subordinated debentures	3,047	3,024	6,063	6,032
Amortization of deferred policy acquisition costs	104,700	67,084	118,986	74,278
Other operating costs and expenses	24,868	20,887	45,990	39,972
Total benefits and expenses	314,477	615,161	714,451	1,075,284
Income before income taxes	126,617	55,576	135,638	40,958
Income tax expense	43,772	18,832	46,890	13,967
Net income	$82,845	$36,744	$88,748	$26,991

Earnings per common share	$1.07	$0.49	$1.15	$0.37
Earnings per common share - assuming dilution	$1.05	$0.46	$1.12	$0.34

Weighted average common shares outstanding (in thousands):
Earnings per common share	77,237	74,461	77,140	73,495
Earnings per common share - assuming dilution	79,227	79,518	79,173	79,583

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
In addition to net income, the Company has consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate its financial performance. Operating income equals net income adjusted to eliminate the impact of net realized gains and losses on investments including net OTTI losses recognized in operations, fair value changes in derivatives and embedded derivatives, loss on extinguishment of debt and changes in litigation reserves. Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, the Company believes measures excluding their impact are useful in analyzing operating trends. The Company believes the combined presentation and evaluation of operating income together with net income provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income to Operating Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Dollars in thousands, except per share data)
Net income	$82,845	$36,744	$88,748	$26,991
Adjustments to arrive at operating income: (a)
Net realized investment (gains) losses, including OTTI	(1,649)	1,361	(3,468)	1,925
Change in fair value of derivatives and embedded derivatives - index annuities	(29,274)	(4,115)	14,383	39,593
Change in fair value of derivatives and embedded derivatives - debt	(977)	(1,053)	100	456
Litigation reserve	—	—	—	(916)
Extinguishment of debt	—	5,518	—	7,912
Operating income (a non-GAAP financial measure)	$50,945	$38,455	$99,763	$75,961

Per common share - assuming dilution:
Net income	$1.05	$0.46	$1.12	$0.34
Adjustments to arrive at operating income:
Net realized investment (gains) losses, including OTTI	(0.02)	0.01	(0.04)	0.02
Change in fair value of derivatives and embedded derivatives - index annuities	(0.37)	(0.05)	0.18	0.50
Change in fair value of derivatives and embedded derivatives - debt	(0.02)	(0.01)	—	—
Litigation reserve	—	—	—	(0.01)
Extinguishment of debt	—	0.07	—	0.10
Operating income (a non-GAAP financial measure)	$0.64	$0.48	$1.26	$0.95

(a)
Adjustments to net income to arrive at operating income are presented net of income taxes and where applicable, are net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC).

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
Average Stockholders' Equity and Return on Average Equity (Unaudited)
Return on equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on equity is calculated by dividing net income and operating income for the trailing twelve months by average equity excluding average accumulated other comprehensive income ("AOCI").

Twelve Months Ended
June 30, 2015
(Dollars in thousands)
Average Stockholders' Equity [1]
Average equity including average AOCI	$1,910,786
Average AOCI	(472,425)
Average equity excluding average AOCI	$1,438,361

Net income	$187,780
Operating income	214,448

Return on Average Equity Excluding Average AOCI
Net income	13.06%
Operating income	14.91%
1 - simple average based on stockholders' equity at beginning and end of the twelve month period.